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                 July 10, 2020

       Reuven Kitov
       Chief Executive Officer
       Tufin Software Technologies Ltd.
       5 HaShalom Road, ToHa Tower
       Tel Aviv 6789205, Israel

                                                        Re: Tufin Software
Technologies Ltd.
                                                            Registration
Statement on Form F-3
                                                            Filed July 6, 2020
                                                            File No. 333-239715

       Dear Mr. Kitov:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
       Woo, Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Colin Diamond, Esq.